Exhibit 4.1

WARRANT CONVERSION AGREEMENT

        THIS WARRANT CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of December, 2007 (the “Effective Date”) by and between Security With Advanced Technology, Inc., a Colorado corporation (the “Company”), and the warrant holder(s) set forth on the signature page to this Agreement (each, a “Warrant Holder”).

RECITALS

        WHEREAS, the Company’s Board of Directors has approved modifications to the terms of the outstanding (i) “SWATW” Replacement Warrants (the “SWATW-R Warrants”) issued as replacement warrants for the SWAT Warrants issued by the Company in private placements in October 2006 and March / April 2007, (ii) “A” Warrants (the “A” Warrants”) issued by the Company in private placements in October 2006 and March / April 2007 and (iii) “B” Warrants (the “B” Warrants”) issued by the Company in a private placement in March 2007 (all of which securities are collectively referred to as the “December Conversion Warrants”) in order to encourage the exercise of such December Conversion Warrants and therefore generate needed cash proceeds to the Company (the “Offering”);

        WHEREAS, the modified terms of the December Conversion Warrants are set forth on Exhibit A attached hereto;

        WHEREAS, the Warrant Holders shall have a period of 15 calendar days following the Effective Date (the “Conversion Period”) to exercise and exchange their December Conversion Warrants on the terms set forth on Exhibit A attached hereto and any holder of December Conversion Warrants who does not so exercise his or its December Conversion Warrants during the Conversion Period shall thereafter no longer have the right to exercise his or its December Conversion Warrants on the terms set forth on Exhibit A and the terms of such December Conversion Warrants existing prior to the Effective Date shall remain unchanged; and

        WHEREAS, the Company anticipates the proceeds from this Offering will be used as described on Exhibit B attached hereto.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.        The Recitals set forth above are hereby incorporated by reference into this Agreement and made a part hereof. Further, Exhibits A, B, C and D are hereby incorporated by reference into this Agreement and made a part hereof.

    2.        At any time during the Conversion Period, each Warrant Holder may exercise his or its December Conversion Warrants in accordance with the terms set forth on Exhibit A by (a) delivering to the Company an executed copy of this Agreement, and (b) delivering to the Company the amount of cash required to pay the exercise price of the December Conversion Warrants so exercised in immediately available good funds as instructed by the Company. In addition, the Company will execute and deliver to each Warrant Holder that exercises his or its December Conversion Warrants, and each Warrant Holder that exercises his or its December Conversion Warrants shall execute and deliver to Company, the Registration Rights Agreement in the form attached hereto as Exhibit D.

    3.        Each Warrant Holder agrees that to the extent it exercises his or its December Conversion Warrants pursuant to this Agreement, all future rights and claims to such December Conversion Warrant rights are null and void, regardless of whether the original December Conversion Warrant agreement issued to the Warrant Holder is surrendered.

    5.        Each Warrant Holder acknowledges and agrees that the shares of Series B Preferred Stock (the “Series B Preferred Stock”) to be issued in this Offering as well as the shares of Common Stock underlying the Series B Preferred Stock are “restricted securities” as defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, each Warrant Holder acknowledges and agrees that such securities cannot be assigned, sold, transferred or otherwise disposed of by such Warrant Holder (or any permitted assignee) without registration under the Securities Act or pursuant to an exemption from such registration established satisfactory to the Company and its counsel.

    6.        Each Warrant Holder acknowledges and agrees that this Agreement and the transactions contemplated hereby constitute a private placement of securities under Section 4(2) of the Securities Act and Regulation D promulgated thereunder and the Company is relying upon the representations and warranties provided by the Warrant Holders in the Securities Purchase Agreement and Subscription Agreement (as the case may be) executed and delivered by the Warrant Holders in connection with the Company’s October 2006 and March / April 2007 private placements and the Warrant Holders therefore acknowledge and agree that such representations and warranties are incorporated by reference herein, are remade in their entirety in this Agreement and are accurate and complete on the Effective Date.

    7.        This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms. This Agreement, together with all exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof. From and after the date of this Agreement, upon the request of a majority of the Warrant Holders or the Company, the Company and the Warrant Holders shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. This Agreement is the result of the joint efforts of the Company and the Warrant Holders, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE COMPANY:

SECURITY WITH ADVANCED TECHNOLOGY, INC.

By: /s/ Jeffrey G. McGonegal
         Jeffrey G. McGonegal
         Chief Financial Officer

WARRANT HOLDER:

[____________________________________]

By: _________________________________
         Name:
Title:

DECEMBER CONVERSION WARRANTS:

Description	Issue date	Face Exercise Price $	Number	Revised Exercise Price $	Exercise Proceeds $

SWATW Replacement Warrants and SWATW Warrants	October 2006	$8.00 / $9.00		$0.50
SWATW Replacement Warrants and SWATW Warrants	March 2007 / April 2007	$8.00 / $9.00		$0.50
A Warrants	October 2006	$4.75		$0.50
A Warrants	March 2007 / April 2007	$4.75		$0.50
B Warrants	March 2007 / April 2007	$5.00		$0.50
Placement Agent / Consultant Warrants	October and March / April 2007	$4.92 / $5.00		$0.50
Total exercise price

Attachments:

Exhibit A: Summary Term Sheet
Exhibit B: Use of Proceeds
Exhibit C: Amended and Restated Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A and Series B Preferred Stock of the Company
Exhibit D: Registration Rights Agreement

Exhibit A: Summary Term Sheet

SUMMARY OF THE WARRANT CONVERSION

This term sheet is for discussion purposes only and does not represent an offer or commitment to purchase on the part of the Warrant Holders referenced herein, or an offer or commitment to sell on the part of Security With Advanced Technology, Inc. (the “Company”). Any such offer or commitment will be evidenced only by executed and definitive agreements among the parties. This term sheet is qualified in its entirety by, and should be read in conjunction with, the Company’s filings with the Securities and Exchange Commission (“SEC”). Prospective investors should also carefully review this term sheet, the Warrant Conversion Agreement and the Company’s Articles of Incorporation, as amended, and may also request additional information from the Company. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Warrant Conversion Agreement.

Warrants to be Converted:	"SWATW" Warrants and "SWATW" Replacement Warrants issued as replacement warrants for the SWAT Warrants issued by the Company in private placements in October 2006 and March / April 2007 (the "SWATW-R Warrants"), "A" Warrants (the "A" Warrants") issued by the Company in private placements in October 2006 and March / April 2007, "B" Warrants (the "B" Warrants") issued by the Company in a private placement in October 2006 and placement agent and consultant warrants issues in connection with the foregoing private placements (collectively, the "December Conversion Warrants").

Modified Terms of Conversion \ the Exchange:	Upon the surrender of ten December Conversion Warrants and payment of $0.50 for each such December Conversion Warrant surrendered, the Warrant Holder will be issued one share of Series B Preferred Stock for an aggregate of up to 825,265 shares of Series B Preferred Stock. The terms of the Series B Preferred Stock are identical to the terms of the Company's outstanding Series A Preferred Stock, except that each share of Series B Preferred Stock is convertible into ten shares of the Company's Common Stock as provided herein for an aggregate of up to 8,252,654 shares of Common Stock.

Escrow of Closing Funds:	The Company will submit its required NASDAQ additional shares listing and other associated corporate documentation required to close this offering. Pending required Nasdaq listing approval and any other documents required to be completed, the Company shall hold wired funds upon receipt segregated in its investment account and such funds shall only be released and Series B Preferred Shares issued upon the completion of such procedures in the Company's sole discretion. If such completion and closing has not been completed by fifteen days from receipt of the wired funds, then such funds shall be returned to the Investors, without interest or offset.

Amount of Offering:	$4,126,327.

Terms of the Series B Preferred Stock:	The Series B Preferred Stock shall have terms identical to the Company's Series A Preferred Stock, except that:
     1. Each share of Series B Preferred Stock shall be convertible into ten shares of the Company's Common Stock;
     2. The Series B Preferred Stock shall in no event be convertible into shares of the Company's Common Stock until the later of six months from the date of the closing of this Offering or the approval by the Company's shareholders for this Offering; and
3. Such conversion shall, in the case of Vision Opportunity Master Fund, Ltd. ("Vision"), be subject to the existing 9.99% ownership limitation blocker which, subject to Vision's delivering irrevocable written notice to the Company that such limitation shall not apply, will serve to restrict Vision's ability to convert Series B Preferred Stock into Common Stock.

A copy of the Amended and Restated Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A and Series B Preferred Stock of the Company is attached hereto as Exhibit C.

Redemption Right:	In the event the shareholders of the Company have not approved the conversion of the Series B Preferred Stock to Common Stock on or before the first anniversary of the closing date of the Offering, at any time thereafter upon written notice to the Company each holder of Series B Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series B Preferred Stock in cash at a price per share of Series B Preferred Stock equal to $5.00 plus simple interest on such price per share at the rate of 6% per annum.

Registration Rights:	The Company has agreed to provide the Investors with one demand and one piggyback registration right covering the shares of Common Stock underlying the Series B Preferred Stock, commencing six months after the date of the closing of this Offering, for so long as such shares cannot be sold without volume limitations under the provisions of Rule 144 of the Securities Act. The demand registration right may be triggered by the holders of a majority of the shares of Common Stock underlying the Series B Preferred Stock (on an as-converted basis). The terms of the registration rights are set forth in the Registration Rights Agreement in the form attached hereto as Exhibit D.

Common Stock Outstanding(1):	Before Offering: 9,753,000 shares After Offering: 18,005,654 shares

Conversion Period:	Commencing on December 17, 2007 and expiring 15 calendar days thereafter (the "Conversion Period"). Any December Conversion Warrants not so converted during the Conversion Period shall revert to their original terms at the expiration of the Conversion Period.

Use of Proceeds:	Proceeds from the Offering will be used for offering expenses, sales and marketing, inventory related requirements, tooling costs and working capital. See Exhibit B attached hereto.

Risk Factors:	This Offering represents a significant level of risk.

Investors should carefully review the Risk Factors set forth in the Company's Form S-3 registration statement filed with the SEC on August 27, 2007, the Company's Form 10-KSB for the period ended December 31, 2006 and the Company's other recent SEC filings.

Additionally, Investors acknowledge that they have been made aware of, had the opportunity (to the extent in their sole discretion deemed adequate) to discuss with the Company's management and been afforded the opportunity to review information concerning the Company's current operations and recent developments that have not necessarily been made available to the public. This includes, but is not necessarily limited to the following:

1.	The resignation of Scott Sutton and claims made by Mr. Sutton that he believes he is entitled to certain severance and earn-out payments under his agreements with the Company. The Company is disputing these claims based upon the Company's position that Mr. Sutton resigned without "good reason" (as defined in Mr. Sutton's employment agreement).
2.	Delays in product launch including deficiencies in the Avurt IM-5 product that raise substantial questions about the Company's ability to launch, market and sell this product. The Company's has expended and expects to continue to expend significant sums of capital to launch this product, unless a decision is made to discontinue this product, which the Company is considering.
3.	The status of the Company’s litigation with PepperBall and negotiations to acquire or merge with PepperBall.
4.	The Company's revenues continue to be well below the level necessary to achieve break even operations and if additional revenues are not achieved shortly additional funding will be necessary.
5.	The Company's current business strategy is to focus on opportunities that are believed by management to be reasonable for near term revenues and certain product development opportunities have been deferred or curtailed.

Restrictions on Transfer:	The Series B Preferred Stock and the Common Stock underlying the Series B Preferred Stock are "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, such securities cannot be sold or transferred by an investor without registration under the Securities Act or pursuant to an exemption from such registration established satisfactory to the Company and its counsel.

Subscription Procedure:	To subscribe for the Offering, Investors must fully and accurately complete, sign and return the Warrant Conversion Agreement to the Company. Investors should also return payment for the conversion by wire transfer to the Company's funding account as instructed below:

[Confidential Treatment Requested]

Stock symbol:	NASDAQ: SWAT

(1)     The amounts outstanding before and after the Offering assume complete conversion of the approximate 3,006,000 shares of Common Stock underlying outstanding Series A Preferred Stock but do not give effect to any shares issuable upon exercise of outstanding warrants and options.

Exhibit B: Use of Proceeds

USE OF PROCEEDS

        The proceeds from this Offering will be approximately $4,126,327 (if fully subscribed). This assumes a net cash exchange exercise price of $0.50 per December Conversion Warrant. We do not expect to pay any placement agent fees or expenses in connection with this Offering, except minimal legal fees in connection with the closing of the Offering. We intend to use these net proceeds to fund our overhead expenses, and to provide working capital (including inventory and certain product development costs). Due to the current level of our revenues a significant portion of the Offering may be used to cover our monthly operating expenses. Depending upon developments and decisions made regarding the Company’s litigation with PepperBall, we may also use funds in connection with that litigation or other claims and settlements that may arise (such as potential litigation with the Company’s former President and Chief Executive Officer, Scott Sutton).

        Funds from this Offering, in combination with our current cash and working capital, are expected to meet our capital and operating requirements for a period of approximately nine to twelve months. We will retain broad discretion in the allocation and use of the net proceeds designated as working capital.

        The foregoing represents our best estimate of the allocation of the net proceeds of this Offering based on the current status of our business, our planned future growth and operations and our litigation with PepperBall. This estimate is based on multiple assumptions, some of which are quite speculative. If one of more of these assumptions proves materially incorrect, we may find it necessary to reallocate a portion of the net proceeds within the above categories or even use substantial proceeds for other purposes, including repayment of additional debt. Our estimates may prove to be inaccurate, we may undertake activities that will require material additional expenditures, or unforeseen material expenses may occur.

        Pending the application of these net proceeds, we intend to invest them in short-term interest-bearing securities which possess investment-grade status.

        While we intend to apply the proceeds as indicated, the Company’s board of directors may vary the use of proceeds as good business judgment dictates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in these documents are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors discussed herein and in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the period ended December 31, 2006 and the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 27, 2007. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in these documents are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Exhibit C: Amended and Restated Certificate of Designation

See attached.

Exhibit D: Registration Rights Agreement

See attached.